UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2018

_______________________

CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________

(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2018, CryoLife, Inc. (“CryoLife” or the “Company”) and William R. Matthews, the Company’s Senior Vice President, Operations, Quality and Regulatory, entered into a Retirement and Release Agreement (the “Agreement”) that is expected to become effective eight days after its execution (the “Effective Date”).  On  February 12, 2018, the Company previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on that date that Mr. Matthews was leaving the Company.  That Form 8-K is incorporated herein by reference.

The Agreement provides for Mr. Matthews’  retirement from CryoLife, effective February 28, 2018 (the “Retirement Date”).  In accordance with the terms of the Agreement, Mr. Matthews will receive the following:

•	Payment of regular wages through and inclusive of February 28, 2018;
•	A payment of $348,140.00, representing one year of base salary, paid in a lump sum after the Effective Date on the first pay day following the Effective Date;
•

A payment of $150,818 representing Mr. Matthews’s 2017 cash bonus, related to 2017 performance under the short term incentive plan, determined in accordance with the Company’s regular procedures and timing,  and to be paid in a lump sum after the Effective Date on the first pay day following the Effective Date;

•	A payment of up to $10,000.00 to reimburse Mr. Matthews for relocation expenses;
•

For a period of twelve consecutive months following his retirement, reimbursement of an amount equal to the difference between the amount Mr. Matthews pays for continued coverage under CryoLife’s group medical plan (“COBRA Continuation Coverage”) each such month and the amount paid by a full-time active employee of CryoLife each such month for the same level of coverage provided to Mr. Matthews, should Mr. Matthews elect COBRA Continuation Coverage. COBRA Continuation Coverage reimbursements to Mr. Matthews will end prior to the conclusion of the twelve-month period if and when Mr. Matthews becomes eligible to participate as an employee in a qualifying plan of another employer;

•	Facilitation of the conversion of Mr. Matthews’ group life insurance with the Company to an individual life insurance policy; and
•

The benefits that accrue to an employee upon retirement pursuant to the Company’s stock plans, including, without limitation, that his options granted pursuant to applicable option agreements shall remain exercisable, to the extent vested as of the Retirement Date, until the earlier of the end of the applicable option term or 36 months from the Retirement Date, and otherwise in accordance with the applicable option agreement.

In return for the benefits described above, Mr. Matthews agreed to release and forever discharge CryoLife and certain related parties, including present and former officers and directors of the Company, from any and all claims and causes of action that Mr. Matthews had or may have in the future that are based on acts or facts arising or occurring prior to the Effective Date. Mr. Matthews also agreed that he would (i) continue to adhere to the Employee Proprietary Information Agreement signed by him on September 6, 2016, as modified by the Agreement; (ii) for a twelve month period after  the Effective Date, upon reasonable request by the Company, provide the Company with information and assistance for no additional charge for up to six hours per week and (iii) not disparage the Company, its corporate strategy or its management other than as may reasonably be necessary for fair competition. Mr. Matthews further agreed that the Change of Control

Agreement by and between Mr. Matthews and CryoLife, dated November 21, 2016,  is terminated as of February 28, 2018 and has no further force and effect.

Mr. Matthews has the right to revoke the Agreement at any time on or before March 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date:  March 14, 2018

By:	/s/ Jean F. Holloway
Name:	Jean F. Holloway
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary